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                                                                    EXHIBIT 23.4

                                                                    DRAFT
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CONFIDENTIAL
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December __, 1994

Board of Directors
Arbor National Holdings, Inc.
333 Earle Ovington Boulevard
Uniondale, New York 11553

Re: Registration Statement of BankAmerica Corporation on Form S-4 dated December
    __, 1994 including the Proxy Statement/Prospectus of BankAmerica Corporation and Arbor National Holdings, Inc.

Gentlemen and Madame:

Attached is our opinion letter, dated December __, 1994, with respect to the fairness to the holders of the outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of Arbor National Holdings, Inc. (the "Company") of the Exchange Ratio (as defined in the letter) of shares of Common Stock, par value $1.5625 per share, of BankAmerica Corporation ("BankAmerica") to be received for each Share in the proposed merger contemplated by the Agreement and Plan of Merger dated as of September 23, 1994 and the Amendment to the Agreement and Plan of Merger dated as of December 15, 1994 by and among BankAmerica, Bank of America, FSB, a wholly-owned subsidiary of BankAmerica ("BAFSB"), AH Acquisition Corp., a wholly-owned subsidiary of BAFSB, and the Company.

The foregoing opinion letter is solely for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent.

In that regard, we hereby consent to the reference to the opinion of our Firm under the caption "Summary - Opinion of Arbor's Financial Advisor," "The
Merger - Opinion of Arbor's Financial Advisor" and "The Merger - Background of the Merger" and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,